Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
July 31, 2012 ~ 4:00 p.m.

Chemung Financial Reports 2nd Quarter and Year-to-Date Earnings

Chemung Financial Corporation today reported second quarter 2012 unaudited net income of $2.444 million compared to year-earlier results of $2.620 million, a decrease of $176 thousand or 6.7%.  Earnings per share for the quarter totaled $0.53 as compared with $0.57 a year ago, a decrease of 7.0% on 4,891 additional average shares outstanding.

Net income for the first six months of 2012 totaled $6.059 million, an increase of $1.773 million or 41.4% compared to last year.  Earnings per share for the first six months of this year totaled $1.31 compared to $1.04 for the corresponding period last year, an increase of 26.0% on 511,235 additional average shares outstanding, with the increase in average shares outstanding due principally to the Corporation’s acquisition of Fort Orange Financial Corp. (“FOFC”) and it’s subsidiary bank, Capital Bank and Trust Company (“Capital Bank”) in April of last year.

In a prepared statement released this afternoon, Ronald M. Bentley, President & CEO, stated:

“I am pleased to report on both our second quarter and year-to-date results.  As discussed below, the decrease in our second quarter earnings compared to the second quarter of last year was due in large part to decreases in non-interest income and net interest income, offset in part by lower operating expenses and a decrease in our provision for loan loss expense.

Despite the decrease in second quarter earnings, our year-to-date earnings have improved significantly.  This was due in part to a $2.215 million decrease in pre-tax one-time merger related transaction costs related to the Capital Bank acquisition as well as the recognition of $780 thousand in pre-tax casualty insurance gains from flood insurance reimbursements in excess of the carrying value of assets lost in the September 2011 flooding of our Owego and Tioga offices.  We also attribute the increase in year-to-date earnings to the Capital Bank acquisition, particularly the increase in net interest income.

Second quarter net interest income of $11.365 million was $86 thousand or 0.8% lower than the second quarter of last year as the net interest margin decreased 11 basis points to
--  more  --

3.97%.  The decreases in net interest income and margin resulted from a decrease in the yield on average earning assets, offset in part by a decrease in the cost of average interest bearing liabilities and an increase in average earning assets.

A $73 thousand decrease in the provision for loan losses as compared to the second quarter of last year was due to improved asset quality and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income for the second quarter of 2012 was $613 thousand or 12.9% lower than the second quarter of last year due principally to a decrease in gains recognized on the sale of securities.  Other factors include decreases in gains on the sale of other real estate owned (“OREO”), Wealth Management Group fee income, check card interchange fee income and service charges.  These decreases were offset in part primarily by increases in net gains on the sale of residential mortgages and revenue at CFS Group, Inc.

Operating expenses were down $317 thousand or 2.6% compared to the second quarter of last year due to a $1.183 million decrease in one-time merger related transaction costs.  Excluding these costs, all other operating expenses increased $867 thousand or 7.9%.  This increase was primarily due to higher employee compensation and benefits expenses, as well as increases in data processing costs and marketing and advertising expenses.

Net interest income for the first half of 2012 totaling $23.380 million was $3.383 million or 16.9% higher than last year, with the net interest margin increasing 16 basis points to 4.13%.  We attribute this increase to an increase in average earning assets resulting from the Capital Bank acquisition, as well as to a decrease in the cost of interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

A $279 thousand increase in the year-to-date provision for loan loss expense includes $221 thousand of impairment charges related to loans acquired in the Capital Bank acquisition which were considered to be purchased credit impaired loans.  The balance of the increase was principally due to loan portfolio growth, offset by improved credit quality.

Year-to-date non-interest income was $64 thousand or 0.7% lower than last year due in large part to decreases in revenue from our equity investment in Cephas Capital Partners, L.P. and gains on the sale of securities, as well as a decrease in gains on the sale of OREO.  These decreases were offset in part primarily by the above mentioned gain on flood insurance reimbursements and increases in Wealth Management Group fee income and gains on the sale of residential mortgages.

Operating expenses were $162 thousand or 0.7% higher than last year.  Excluding the
--  more  --

previously mentioned decrease in one-time acquisition costs, all other operating expenses increased $2.377 million or 11.6% due in large part to the operation of the Capital Bank offices for a full six months during 2012 compared to approximately three months last year.  Similar to second quarter results, this increase was due in large part to higher employee compensation and benefits expenses, as well as increases in data processing and marketing and advertising costs.  Other factors include increases in occupancy costs, loan and OREO expenses and amortization of intangible assets.

Since year-end 2011, total assets have increased $51.2 million or 4.2% to $1.267 billion.  Total loans were up $59.0 million or 7.4% to $855.9 million with strong growth in both the commercial and consumer loan portfolios.  Additionally, since December 31, 2011, total deposits have increased $55.2 million or 5.5% to $1.054 billion.  Shareholders equity at June 30, 2012 totaled $130.2 million with all capital ratios in excess of those required to be considered well-capitalized.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest active independent bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.
-- 30 --

**************************************

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.